AMENDMENT TO THE AMENDED BY-LAWS

OF

EMISPHERE TECHNOLOGIES, INC.

Effective as of September 11, 2007

ARTICLE FOUR

CAPITAL STOCK

SECTION 4.1. Stock Certificates. The shares of stock of the Corporation shall be either certificated shares or uncertificated shares or a combination thereof. A resolution approved by a majority of the directors on the Board of Directors may provide that some or all of any or all classes or series of the shares of the Corporation will be uncertificated shares. Any certificate representing shares of the Corporation shall be signed by or in the name of the Corporation by the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures appearing on such certificate or certificates may be a facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Delaware, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the Corporation’s articles of incorporation, these By-laws, any agreement among shareholders or any agreement between shareholders and the Corporation.

SECTION 4.2. Transfer of Stock. Shares of stock shall be transferable on the books of the Corporation pursuant to applicable law and such rules and regulations as the Board of Directors shall from time to time prescribe. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the shareholder entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books. Upon the surrender of any certificate for transfer of stock, such certificate shall at once be conspicuously marked on its face “Cancelled” and filed with the permanent stock records of the Corporation.

Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the Corporation. If the Corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make or authorize such agent to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock.

SECTION 4.3. Holders of Record. Prior to due presentment for registration of transfer, the Corporation may treat the holder of record of a share of its stock as the complete owner thereof exclusively entitled to vote, to receive notifications and otherwise entitled to all the rights and powers of a complete owner thereof, notwithstanding notice to the contrary.

SECTION 4.4. Lost, Stolen, Destroyed or Mutilated Certificates. The Corporation shall either issue (i) a new certificate of stock to replace a certificate theretofore issued by it alleged to have been lost, destroyed or wrongfully taken or (ii) uncertificated shares in place of any certificate or certificates previously issued by the Corporation if the owner or his legal representative (x) requests replacement, before the Corporation has notice that the stock certificate has been acquired by a bona fide purchaser; (y) files with the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such stock certificate or the issuance of any such new stock certificate; and (z) satisfies such other terms and conditions as the Board of Directors may from time to time prescribe.